SECURITIES & EXCHANGE COMMISSION
Washington, DC 20549

FORM 11-K

[X]	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the fiscal year ended December 31, 2003

or

[_]	TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the transition period from ______________ to _______________

Commission File Number: 1-7724

A.	Full title of the plan and address of the plan, if different from that of the issuer named below:

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

SNAP-ON INCORPORATED PERSONAL SAVINGS PLAN FOR COLLECTIVE BARGAINED GROUPS

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN FOR SUBSIDIARIES

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

SNAP-ON INCORPORATED
10801 Corporate Drive
Pleasant Prairie, WI 53158-1603

REQUIRED INFORMATION

        The following financial statements and schedules of the Snap-on Incorporated 401(k) Savings Plan, the Snap-on Incorporated Personal Savings Plan for Collective Bargained Groups and the Snap-on Incorporated 401(k) Savings Plan for Subsidiaries, prepared in accordance with the financial reporting requirements of the Employee Retirement Income Securities Act of 1974, as amended, are filed herewith.

EXHIBIT INDEX

FORM 11-K

Exhibit No.	Exhibit

(23.1)	Consents of Deloitte & Touche LLP

(99.1)	Financial statements and schedules of the Snap-on Incorporated 401(k) Savings Plan, the Snap-on Incorporated Personal Savings Plan for Collective Bargained Groups, and the Snap-on Incorporated 401(k) Savings Plan for Subsidiaries, prepared in accordance with the financial reporting requirements of the Employee Retirement Income Securities Act of 1974, as amended.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator of each Plan has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kenosha, and State of Wisconsin, on this 25th day of June, 2004.

SNAP-ON INCORPORATED
401(k) SAVINGS PLAN
By: /s/ Paul C. Prickett
Paul C. Prickett, as Plan Administrator
SNAP-ON INCORPORATED
PERSONAL SAVINGS PLAN FOR
COLLECTIVE BARGAINED GROUPS
By: /s/ Paul C. Prickett
Paul C. Prickett, as Plan Administrator
SNAP-ON INCORPORATED 401(k) SAVINGS PLAN FOR SUBSIDIARIES
By: /s/ Paul C. Prickett
Paul C. Prickett, as Plan Administrator

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